Exhibit 10.6

EXHIBIT

Description of Terms of Agreement
Between PeopleString Corporation and AppsGenius Corp.

-	Parties: PeopleString Corporation and Apps Genius Corp.

-	Duration of Agreement: 1 year or either party can terminate with 15 days notice

-	Consideration Paid: none

-	Services Performed by Apps Genius: Users of My Mad Millions were asked to sign up for free to PeopleString’s Reward String in order to receive their portion of My Mad Million’s earnings.

-	Services Performed by PeopleString: PeopleString marketed My Mad Millions to its user base in exchange for Apps Genius referring users to them. Basically a user exchange agreement.

-	Termination: by either party at any time